                                                                                                                                                                                                                                                                                                                                                                                           Exhibit 99.1
Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended December 31, 2007

April 18, 2008

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuels plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending December 31, 2007.

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuels plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax benefits realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in income taxes for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Results of Operations for the Quarter Ended December 31, 2007
The estimated net after-tax cash flow amounts for the quarter and year to date for each of the Earthco plants were as follows:

	4th Quarter	Year to Date
Solid Energy LLC	$(4.6) million	$(26.1)million
Ceredo Synfuel LLC	$(0.1) million	$(6.6)million
Solid Fuel LLC	$(0.4) million	$(31.5)million
Sandy River Synfuel LLC	$(0.8) million	$(25.1)million

Synthetic fuels tax credits totaling $167.5 million were generated but not realized or included in the net after-tax cash flow amounts for the 12 months ended December 31, 2007. Due to the high level of oil prices, the value of these generated but not realized synthetic fuels tax credits was reduced to $55 million as described below in the Impact of Crude Oil Prices section.

Material Developments as of April 18, 2008

Sale of Ceredo Synfuel LLC
In March 2007, the Company sold its 100 percent partnership interest in Ceredo Synfuel LLC (Ceredo), which is one of the Earthco plants, to a third-party buyer. In addition, the Company entered into an agreement to operate Ceredo on behalf of the buyer. At closing, the Company received cash proceeds of $10 million and a nonrecourse note receivable of $54 million. Payments on the note were received as Ceredo produced and sold qualified coal-based solid synthetic fuels during 2007. As of December 31, 2007, Ceredo had produced 2.7 million tons. The Company received payments on the note related to 2007 production of $49 million in 2007 and $5 million subsequent to year-end. A purchase price adjustment pursuant to the terms of the purchase and sale agreement and other adjustments to proceeds not related to the sale of the partnership interest in Ceredo result in total cash proceeds of $51.5 million. Pursuant to the terms of the purchase and sale agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of synthetic fuels tax credits. Based upon the cash proceeds received by the Company, the CVO holders’ share of disposition proceeds is approximately $6 million, excluding interest, and will be deposited with the trustee in the second quarter of 2008.

Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits as a Section 45K general business credit removes the regular federal income tax liability limit on synthetic fuels production and subjects the credits to a 1-year carry back and 20-year carry forward period.

Impact of Crude Oil Prices
Section 29 provided that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeded a certain threshold price (the Threshold Price), the amount of Section 29/45K tax credits was reduced for that year. Also, if the Annual Average Price increased high enough (the Phase-out Price), the Section 29/45K tax credits were eliminated for that year. The Threshold Price and the Phase-out Price are adjusted annually for inflation.

If the Annual Average Price fell between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29/45K tax credits were reduced depended on where the Annual Average Price fell in that continuum. The Department of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the secretary of the Treasury finalizes the calculations three months after the year in question ends. Thus, the Annual Average Price for calendar year 2007 was published on April 1, 2008. Based on the Annual Average Price of $66.52, the synthetic fuels tax credits generated by the Company during 2007 were reduced by 67 percent.

On September 14, 2007, the Company idled production of synthetic fuels at its majority-owned Earthco plants. The decision to idle productions was based on the then-current high level of oil prices, and the resumption of synthetic fuels production was dependent upon a number of factors, including a reduction in oil prices. On October 12, 2007, based upon the continued high level of oil prices, unfavorable oil price projections through the end of 2007, and the expiration of the current synthetic fuels tax credit program at the end of 2007, the Company decided to permanently cease production of synthetic fuels at its majority-owned Earthco plants.

Realization of Section 29/45K Tax Credits Generated in Prior Years
The Company previously reported that, for the year 2006, it anticipated that it would realize a significant portion of the unused Section 29/45K tax credits generated in 2001 (See Material Developments as of

November 19, 2007 – Realization of Section 29/45K Credits Generated in Prior Years reported in the Quarterly Report to Holders of Contingent Value Obligations for the Quarter Ended September 30, 2007 [September 30, 2007 Report]). The Company now estimates that a substantial amount of the unused Section 45K tax credits generated in 2007 will be carried back to 2006. These unused Section 45K tax credits generated in 2007 will effectively displace the unused Section 29 tax credits generated in 2001. Once utilized, the displaced 2001 tax credits will be applied to the 2001 net after-tax cash flow when such credits are realized to determine whether the preference was exceeded in 2001 in accordance with the terms of the CVO Agreement (See Material Developments as of April 18, 2008 – Carry Back of Tax Credits).

Carry Back of Tax Credits
At the time that the CVOs were issued, the synthetic fuels tax credits were designated as Section 29 tax credits and, as such, unused synthetic fuels tax credits could only be carried forward as deferred alternative minimum tax credits for use in future years. The redesignation of Section 29 tax credits as Section 45K general business credits (See Material Developments as of April 18, 2008 – Tax Credits) now subjects the credits to a one-year carry back period prior to a 20-year carry forward period. This unanticipated change in the nature of the tax credits may result in the Company’s synthetic fuels tax credits being realized and utilized in a manner that is different from the utilization and realization expected at the time that the CVOs were issued.

For example, Section 45K tax credits generated in 2007 would first be realized in 2007. Any unused Section 45K tax credits generated in 2007 would then be carried back one year and realized in 2006. If any Section 45K tax credits generated in 2007 remain unused, they will then be carried forward for up to 20 years until fully realized. Under the carry forward rules that were applicable at the time that the CVOs were issued, tax credits generated in 2007 would first be used in 2007 and any unused credits would be carried forward as deferred alternative minimum tax credits to be used in future years.

Given that when the CVOs were issued, unused Section 29 tax credits could only be carried forward, not back, the CVO Agreement does not address how a carry back of unused Section 45K tax credits should be handled. Thus, there is no provision in the CVO Agreement that provides for the 2006 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, carried back one year and realized in 2006. Similarly, there is no provision in the CVO Agreement that allows for the 2007 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, which are carried back one year and realized in 2006.

Although the CVO Agreement did not contemplate carry backs of the synthetic fuels tax credits, it does provide that tax credits realized during an Operation Year (i.e., the years 2001 through 2007) would be applied to the net after-tax cash flow of the year in which they are realized, regardless of the year in which they are generated. Accordingly, the Company believes that Section 45K tax credits that are generated in one Operation Year and carried back and realized in a previous Operation Year should be included in the net after-tax cash flow of the Operation Year in which they are realized. Thus, if unused Section 45K tax credits generated in 2007 are carried back one year and realized in 2006, net after-tax cash flow for 2006 will be increased by the amount of such tax credits.

It should be noted that the application of a one-year carry back for some or all of the tax credits generated in 2007 may have ancillary effects on the net after-tax cash flow for years other than 2006. For example, the Company previously reported that it anticipated realizing in 2006 a significant portion of the unused Section 29 tax credits generated in 2001 (See Material Developments as of November 19, 2007 – Realization of Section 29/45K Credits Generated in Prior Years reported in the September 30, 2007 Report). Due to Internal Revenue Service (IRS) ordering rules, if 2007 Section 45K tax credits are carried back to 2006, those 2007 vintage tax credits would be utilized prior to the 2001 vintage tax credits. This is because general business credits are utilized prior to deferred alternative minimum tax credits. Thus, as a result of the IRS ordering rules, if the unused Section 45K tax credits generated in 2007 are carried back to 2006, they will effectively displace the unused Section 29 tax credits generated in 2001. If that happens, the displaced 2001 tax credits will be applied to the 2001 net after-tax cash flow when such credits are realized to determine whether the preference was exceeded in 2001 in accordance with the terms of the CVO Agreement. That means that those displaced 2001 tax credits would be carried forward, and once they are realized (which should occur after 2007), the credits will be added to the net after-tax cash flow for 2001 to determine whether the preference was exceeded in 2001.

At this time, the Company estimates that a substantial amount of tax credits generated in 2007 will be carried back to 2006. It should be noted that the Company’s ability to realize Section 45K tax credits in 2007 has been materially decreased because the sale of its non-utility power marketing business resulted in a substantial loss for tax purposes. This makes it more likely that for 2007 the Company will realize in 2007 only a minimal amount of the Section 45K tax credits generated in 2007.

Adjustments for Previous Periods
Net after-tax cash flows are estimated each quarter as actual information is not available until the tax return is filed in the subsequent year. The adjusted net after-tax cash flow information for the prior year is disclosed annually in the report for the fourth quarter.

In the table below the revised 2006 net after-tax cash flow estimates for the year ended December 31, 2006, have been adjusted to reflect amounts as filed on the 2006 federal tax returns.

The 2006 estimated net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

Year to Date
Solid Energy LLC	$ 6.6 million
Ceredo Synfuel LLC	$ 3.0 million
Solid Fuel LLC	$12.3 million
Sandy River Synfuel LLC	$12.5 million

Synthetic fuels tax credits of $50.4 million were generated and realized in 2006 and $25.4 million generated in 2001 were realized in 2006. Credits generated in 2001 may be displaced by credits generated in 2007 (See Material Developments as of April 18, 2008 – Realization of Section 29/45K Tax Credits Generated in Prior Years). These amounts are included in the net after-tax cash flow amounts for the year ended December 31, 2006.

Supplemental Information

Where can I find a current market value of the CVOs?
Historically, CVOs were traded on the Over The Counter “pink sheets.” As a result of policy changes at pinksheets.com, securities without ticker symbols from a national securities exchange were dropped from its trading system. As the CVOs do not have a ticker symbol, information about the CVOs can no longer be found on that Web site. Pinksheets.com has advised the Company that the CVOs are currently quoted on its “yellow sheets” system, which is available on a subscription basis. As stated in the July 2000 Joint Proxy Statement/Prospectus in which CVOs were described, the Company does not intend to list the CVOs on any national securities exchange or cause the CVOs to be included in any interdealer quotation system. As such, we cannot assure (i) that there will be an active secondary trading market for the CVOs, (ii) that you will be able to sell your CVOs, or (iii) the price at which you will be able to sell your CVOs.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1.866.668.6550